EXHIBIT 99

Contact:	Donna Smith	Dan Chmielewski
	Rainbow Technologies, Inc.	Rainbow Technologies, Inc.
	(949) 450-7350	(949) 450-7377
	dsmith@rainbow.com	dchm@rainbow.com

Rainbow Technologies Completes Acquisition of Chrysalis-ITS

IRVINE, Calif., September 9, 2003 — Rainbow Technologies, Inc., (Nasdaq: RNBO), a leading provider of digital content and access control security for the Internet, SSL VPNs, Instant Private Webs (IPWs) and software security, today announced that the Company completed the acquisition of Chrysalis-ITS, a privately-held hardware security manufacturer with headquarters in Ottawa, Canada.

     Rainbow acquired Chrysalis for $20 million in cash and the Company expects the transaction to be accretive to earnings in the fourth quarter of 2003. Revenue for Chrysalis for the first six months of 2003 was $4.7 million and for the second half of the year, is expected to increase 20 percent over that period.

     Chrysalis is a leading vendor of hardware security modules, servers and appliances to secure and accelerate applications including electronic financial transactions, SSL-based Web applications, smart card issuance, online credit card validation, electronic document security, digital identity and XML transactions. It is the worldwide market leader in PKI root key protection hardware, serving about 84 percent of the Fortune 500. Founded in 1994, the company has about 70 employees, with regional offices in Ottawa, the United Kingdom, Germany, and Hong Kong.

     “This is an important step in our acquisition strategy that complements our product line and customer base. The combination of Luna, iGate and iKey provides a complete solution for securely managing digital identities for our mutual enterprise, healthcare and financial customers. It also represents a significant first step in providing our customers an opportunity to single source their high assurance digital security solutions needs,” said Shawn Abbott, president of Rainbow eSecurity. “Chrysalis has established a leadership position in the cornerstone category of root key protection and its Luna products, which protect the underlying architecture of security, are highly complementary with our iKey and iGate products,” added Abbott. “This strategic move puts Rainbow’s full financial and market strength behind our enduring commitment to the Luna product line,” said David Longbottom, CEO of Chrysalis.

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Rainbow Completes Acquisition of Chrysalis-ITS

About Rainbow Technologies

     Making security simple since 1979, Rainbow Technologies, a leading provider of proven information security solutions for mission-critical data and applications used in business, organization and government computing environments, has been making complex security simple to implement and use for more than two decades. With headquarters in Irvine, Calif., Rainbow maintains offices and authorized distributors throughout the world. For more information, visit the Web site at http://www.rainbow.com.

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Rainbow Technologies, Sentinel, iKey, NetSwift iGate, Luna, and Ultimate Trust are trademarks of Rainbow Technologies, Inc. All other company and product names are trademarks of their respective organizations.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements that are subject to risks and uncertainties that could effect actual results. Certain information contained in this press release may contain, without limitation, accretion, revenue forecasts, integration of the companies’ respective technologies, market acceptance of the transaction, and general industry trends. Actual results could deviate from these forward-looking statements that are made as of the date of this press release. Investors are advised to read the company’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled “Certain Business Risks,” for a more comprehensive discussion of these and other risks and uncertainties. The Company assumes no obligation to update information concerning its expectations.